Exhibit 10.1
SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

    This Separation Agreement and Full and Final Release (“Agreement”) is entered into by and between Robert Crisci (“Employee”) and Roper Technologies, Inc. (“Company”). Employee and the Company are both parties to this Agreement and are collectively referred to herein as the “Parties.” The Parties desire to enter into this Agreement to fully resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which the Parties may have relating to Employee’s employment with, and separation from, the Company.

    Employee acknowledges, understands and agrees that Employee’s active employment as EVP, Chief Financial Officer of the Company will terminate on January 31, 2023 (“Separation Date”).

NOW, THEREFORE, in exchange for the consideration described in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.Definitions. As used in this Agreement, any reference to Employee shall include Employee’s attorneys, heirs, administrators, representatives, executors, successors, agents and assigns. Any reference to the Company shall include itself, its predecessors, successors, controlling or related entities, affiliates, divisions, parents, subsidiaries, managing agents, and joint ventures, and, in their capacities as such, all of their past, present and future representatives, agents, assigns, attorneys, directors, officers, partners, shareholders and employees.
2.Full and Final Release. Employee acknowledges and agrees that the consideration provided under this Agreement represents valuable consideration that the Company is not obligated to provide Employee and is greater than the consideration to which Employee would have been entitled from any source or agreement with the Company upon Employee’s termination from employment with the Company. Except as to the promises made in this Agreement, and in consideration of the benefits provided by the Company, Employee hereby fully, forever, irrevocably and unconditionally releases, settles and discharges the Company from any and all manner of claims, charges, complaints, debts, liabilities, demands, actions, causes of action, suits, rights, covenants, contracts, controversies, agreements, promises, omissions, damages, obligations and expenses of any kind, whether known or unknown, which Employee has, had, or may have against the Company or any Company-sponsored employee benefit plans arising from, or relating in any way to, Employee's employment relationship with the Company occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, any and all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Florida Civil Rights Act of 1992, as well as any other federal, state or local statutes, and any claims under common law including but not limited to claims in tort, for breach of contract, or for wrongful discharge.

Employee agrees to release and discharge the Company not only from any and all claims or causes of action which Employee could make on Employee’s own behalf, but also those that may or could be brought by any person or organization on Employee’s behalf, and Employee specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which any such claim or cause of action against the Company may arise, in whole or in part, from any event which occurred on or before the date of this Agreement.
It is expressly agreed and understood that this is a GENERAL RELEASE.

Nothing in this Agreement is intended to release or waive: (i) rights or claims that may arise after the date of Employee’s execution of this Agreement; (ii) Employee’s entitlement to vested benefits under any retirement plan or other ERISA-covered benefit plan provided by the Company (including the Roper Industries, Inc. Non-Qualified Retirement Plan, amended and restated effective January 1, 2013); (iii) any rights Employee may have under state unemployment and/or workers’ compensation laws; (iv) claims which by law cannot be released by private agreement; (v) any rights to indemnification and advancement under the Company’s certificate of incorporation or bylaws (or any of its subsidiaries’ respective bylaws or similar governing or organizational documents); (vi) any rights or claims under the indemnification agreement, dated as of November 7, 2018, entered into by and between the Company and Employee (as an Indemnitee thereunder); and/or (vii) any rights to expense reimbursements to which Employee is entitled under applicable Company policies but which remain unpaid.

Employee agrees, on or within ten (10) days following the expiration of the term of the Service Provider Agreement referenced below, to execute and deliver to the Company the Separation Date Affirmation attached hereto as Exhibit B.

3.Warranties. Employee represents and warrants that: (a) Employee has been paid and/or has received all compensation and benefits of any kind (including wages, salary, vacation, paid time off, commissions, bonuses, incentive compensation and equity participation) that Employee earned and/or to which Employee may be entitled as a result of Employee’s employment by the Company, including pay for all hours worked, and the Company owes Employee, and shall owe Employee, no further compensation or benefits of any kind, except as described in this Agreement; (b) Employee has been properly provided any leave of absence because of Employee’s or a family member’s health condition or military service, and Employee has not been subjected to any improper treatment, conduct, or actions due to a request for or taking of such leave; (c) Employee has already reported to the Company and/or filed workers’ compensation claims for any and all on-the-job injuries Employee suffered while employed by the Company, and that Employee has not suffered any on-the-job injuries for which Employee has not already filed a workers’ compensation claim; (d) Employee has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company; (e) Employee has reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Released Parties; and (f) Employee has not raised a claim, including but not limited to, unlawful discrimination; harassment; sexual harassment, abuse, assault or other criminal conduct; or retaliation in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process, involving the Company.

4.Consideration. In consideration for this Agreement and Employee’s release and other promises set forth herein, the Company shall provide the following incentives to Employee:

(a)Employee will continue to receive his current base salary through the Separation Date.
(b)Employee will continue to be eligible to receive all employee benefits generally available to Company employees through the Separation Date.
(c)Employee shall be eligible to receive a bonus only for 2022 at the same target percentage of base salary currently in place (subject to all required tax withholdings) dependent on Company performance payable when 2022 Company bonuses are paid which is anticipated to be the end of the first quarter of 2023, and if later than March 15, 2023, such bonus shall be paid during the 2023 calendar year (subject, in all cases, to Employee’s eligibility with respect thereto).
(d)The Company will continue to pay the lease payment obligation on Employee’s vehicle through the earlier of: (i) the lease expiration; or (ii) end of the term of the Service Provider Agreement attached hereto as Exhibit A, and after January 31, 2023, Employee shall be solely responsible for all operating costs associated with the vehicle
(e)As of the Separation Date, Employee shall no longer be eligible to participate in the Company’s group health and welfare plans as an active employee participant and the Separation Date shall be considered a “qualifying event” for purposes of triggering Employee’s right to continue his group health and dental insurance pursuant to federal law (commonly referred to as “COBRA”). If Employee elects COBRA, the Company agrees that his COBRA premium shall be the amount that Employee would have paid under the Company’s group health and welfare plans had he remained an active employee of the Company. Employee authorizes the Company to withhold such COBRA premium payments from payments made under the Service Provider Agreement referenced below, and the Company shall, on behalf of Employee, timely make such COBRA premium payments as and when required to maintain coverage.
(f)Company and Employee shall enter into the Service Provider Agreement attached hereto as Exhibit A.
(g)Employee shall be eligible to have applicable expenses reimbursed in accordance with applicable Company policies through the Separation Date, and thereafter, while providing services under the Service Provider Agreement, through the end of the term of the Service Provider Agreement.
5.    The Parties’ Obligations. In consideration for this Agreement, and in addition to the full and final release set forth in Paragraph 2 above, Employee and the Company agree to the following:

(a)    Employee agrees to continue performing services for the Company through the Separation Date (the “Transition Period”) as an active employee working at least thirty (30) hours per week. During the Transition Period, Employee agrees to use his best efforts to assist the Company in the successful transition of his responsibilities to the new Chief Financial Officer of the Company (including making himself available on request to, among other things, respond to questions and provide assistance), as well as other tasks and special projects that may be requested of him.

(b)    Employee will keep confidential the terms of this Agreement (including, without limitation, the Service Provider Agreement attached hereto as Exhibit A) and will not disclose or publish same to anyone with the exception of Employee’s spouse, immediate family members, financial advisor, or attorney. Otherwise, Employee may only disclose the terms of this Agreement if legally required to do so. Notwithstanding the foregoing, if this Agreement (including the Service Provider Agreement attached hereto as Exhibit A) is publicly filed by the Company, the foregoing confidentiality obligation shall terminate upon such public filing.
(c)    Except (i) to the extent provided in Paragraph 8 below, (ii) to the extent consistent with the Company’s press release, dated November 15, 2022 announcing Jason Conley’s succession as Executive Vice President and Chief Financial Officer, (iii) for cross-referencing the terms and conditions of this Agreement and the Service Provider Agreement attached hereto as Exhibit A that the Company publicly discloses, (iv) for discussions with Employee’s spouse, immediate family members, financial advisor, or attorney, and (v) for discussions with the “named executive officers” of the Company, Employee will not discuss with anyone, including but not limited to, current, former or prospective employees of the Company, third-party research companies and/or third-party researchers, the terms and conditions of Employee’s employment with or termination from the Company, unless otherwise required by law to do so.

(d)Employee will make no negative or disparaging comments of any kind about the Company and/or its products, services or employees to any person or entity, including any of the Company’s vendors, suppliers, customers or employees and the Company will direct and cause its “named executive officers” not to make any negative or disparaging comments of any kind about Employee.

(e)Employee will return to the Company all of the Company’s property that is within Employee’s possession, custody, or control no later than the Separation Date, including, without limit, any Company-issued hardware (such as laptops, mobile phones, etc.), Company-provided software, keys and keycards, and electronic or paper documents and records containing confidential Company information and/or information regarding the Company’s practices, procedures, trade secrets, customer lists, products or services. In addition, Employee will not use the same for Employee’s own purpose or retain any copies of same. Employee understands that, with respect to documents and other information, the language in this paragraph includes all originals and copies in electronic, hard and/or soft copy forms. Further, Employee will not delete any Company-related information from any Company-issued hardware prior to returning such hardware to the Company. In addition, no later than the Separation Date, Employee will deliver to the Company (i) all passwords in use at the time of the separation related to the Company, its systems and/or the work Employee performed for the Company and (ii) a list of any documents that Employee created or is otherwise aware that are pass-word protected, and the password(s) necessary to access such password-protected documents. Employee will return to the Roper Technologies, Inc. Legal Department (“Roper Legal”) any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify Roper Legal of the location of any electronic documents which are subject to a legal hold.

(f)Employee hereby resigns, effective as of January 31, 2023, from his officer position of EVP, Chief Financial Officer, and from any and all other officer, director, manager or similar positions with any and all of the Company’s subsidiaries, and from any and all committees or similar governing body positions with the Company and its subsidiaries. Employee will, upon request by the Company, execute and deliver to the Company a written resignation confirming such resignations, effective as of January 31, 2023.

6.    Acknowledgment. Employee acknowledges that if Employee materially breaches any of the provisions of Paragraph 5 of this Agreement and fails to cure such material breach, if capable of cure, within 10 Business Days after receipt of notice of such breach from the Company, in addition to any other of the Company's rights and remedies, the Company shall immediately cease all payments or benefits described in Paragraph 4 above (including, without limitation, payments under the Service Provider Agreement attached hereto as Exhibit A).

7.    Covenant Not To Sue. Employee warrants that Employee has not filed any complaints, charges or claims for relief against the Company with any local, state or federal court or administrative agency that are currently outstanding. Employee further agrees and covenants not to sue, or to bring any claims or charges against, the Company with respect to any matter arising at the time of Employee’s execution of this Agreement or covered by the release set forth in Paragraph 2 above, and not to assert against the Company in any action, suit, litigation or proceeding any matter arising before Employee’s execution of this Agreement or covered by the release set forth in Paragraph 2 above.

8.    No Interference With Rights; Participation in Litigation, Governmental Proceedings and Protected Activity. Nothing in this Agreement, including but not limited to the acknowledgements, release of claims, proprietary information, confidentiality, non-disparagement and covenant not to sue provisions, (a) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA; (b) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration; or (c) limits Employee from exercising rights under Section 7 of the National Labor Relations Act or similar state law to engage in protected, concerted activity with other employees; although by signing this Agreement Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.

9.    No Admission of Liability. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing by the Company. Neither this Agreement nor anything in it shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by the Company.

10.    Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

11.    Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement may, at the election of the Company, be brought and prosecuted only in the courts of, or located in, the State of Florida, and in the event of such election, the Parties consent to the jurisdiction and venue of said courts.

12.    Entire Agreement. The Parties understand that no promise, inducement, or other agreement not expressly contained herein has been made conferring any benefit upon them; that the Agreement and Exhibits A and B contain the entire Agreement between them; and that the terms of the Agreement and Exhibits A and B are contractual and not recitals only. All previous agreements related to Employee’s employment with the Company and/or any affiliate or subsidiary thereof shall be rendered null and void, except for (i) the award agreements (including, but not limited to, the non-compete and non-solicitation covenants contained therein) regarding Employee’s awards of equity in the Company, (ii) the indemnification agreement, dated as of November 7, 2018, entered into by and between the Company and Employee (as an Indemnitee thereunder), (iii) any Compensation Deferral Agreement previously entered into by Employee and the Company under the Roper Industries, Inc. Non-Qualified Retirement Plan, amended and restated effective January 1, 2013, and (iv) the indemnification and advancement provisions of the Company’s bylaws (which are contractual in nature, as stated therein).

13.    Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14.    Section Headings. Section and subsection headings in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement nor affect its interpretation.

15.    Amendment. The Parties agree that this Agreement may not be altered, amended, or modified, in any respect, except by a writing duly executed by both Parties.
16.    Knowing and Voluntary Release. Employee acknowledges and agrees that:

(a)    Employee understands that this Agreement is releasing claims that may arise under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) and the Older Workers Benefit Protection Act; Employee also understands that this release does not extend to claims that may arise after the date this Agreement is signed.

(b)    Employee has had a reasonable time within which to consider this Agreement before executing it. Employee has been provided with a period of 21 days within which to decide whether to accept the consideration set forth in Paragraph 4, and in return, provide the Company with a release of all claims. Employee understands and acknowledges that Employee may voluntarily choose to sign and return this Agreement at any time during the 21-day period. If Employee signs this Agreement before the end of the 21-day period, Employee acknowledges that Employee knowingly and voluntarily does so and waives the remainder of the 21-day period, and that Employee was not asked, threatened, coerced or otherwise pressured or hurried to execute the Agreement prior to the end of the 21-day period.

(c)    Employee understands that for a period of seven (7) calendar days after the date that Employee signs this Agreement, Employee may revoke Employee’s acceptance of the terms of this Agreement by delivering a written notice of revocation to John K. Stipancich, EVP, General Counsel at jstipancich@ropertech.com.

(d)    Employee has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that Employee clearly understands.
(e)    Employee knowingly and voluntarily agrees to all of the terms in this Agreement.
(f)    Employee knowingly and voluntarily intends to be legally bound by this Agreement.
(g)    The Company is advising Employee in writing to consult with an attorney of Employee’s choice prior to signing this Agreement.

EMPLOYEE REPRESENTS THAT EMPLOYEE: HAS READ THE TERMS OF THIS AGREEMENT, HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH AN ATTORNEY, UNDERSTANDS THE CONTENTS HEREOF, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THIS AGREEMENT AS EMPLOYEE’S OWN FREE ACT, AND WITH THE INTENTION OF RELEASING THE COMPANY FROM EACH AND EVERY CLAIM RELATING IN ANY WAY TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY (EXCEPT FOR THE CLAIMS EXPRESSLY NOT RELEASED AS SPECIFIED HEREIN) IN EXCHANGE FOR THE CONSIDERATION AND OTHER PROMISES CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement, effective as of the eighth day after Employee signs the Agreement (“Effective Date”), provided that Employee has not revoked Employee’s acceptance during the time period provided in Paragraph 16(c).

Date: 12/13/2022            By: /s/ Robert Crisci_________________________
                            Robert Crisci
For the Company:

Date: 12/13/2022            By: /s/ John K. Stipancich_____________________
                            John K. Stipancich

EXHIBIT B
SEPARATION DATE AFFIRMATION

(To be signed after the term of the Service Provider Agreement)

In exchange for the consideration and promises set forth in the Separation Agreement and Full and Final Release (the “Agreement”), Robert Crisci (“Employee”) hereby acknowledges and agrees that the General Release provided by Employee in Paragraph 2 of the Agreement shall apply fully and completely to waive and release any claims that Employee may have that arise out of or are in any way related to events, acts, conducts or omission occurring during the period of time from the date Employee first signed the Agreement to the date of Employee’s signature below (except, for avoidance of doubt, the claims that are expressly not waived by such Paragraph 2 of the Agreement).

By signing this Separation Date Affirmation (the “Affirmation” or the “Separation Date Affirmation”), Employee acknowledges and agrees that:

(a)    Employee understands that this Affirmation is releasing claims that may arise under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) and the Older Workers Benefit Protection Act; Employee also understands that this release does not extend to claims that may arise after the date this Affirmation is signed.

(b)    Employee has had a reasonable time within which to consider this Affirmation before executing it. Employee has been provided with a period of 21 days within which to decide whether to provide the Company with a release of all claims. Employee understands and acknowledges that Employee may voluntarily choose to sign and return this Affirmation at any time during the 21-day period. If Employee signs this Affirmation before the end of the 21-day period, Employee acknowledges that Employee knowingly and voluntarily does so and waives the remainder of the 21-day period, and that Employee was not asked, threatened, coerced or otherwise pressured or hurried to execute the Affirmation prior to the end of the 21-day period.

(c)    Employee understands that for a period of seven (7) calendar days after the date that Employee signs this Affirmation, Employee may revoke Employee’s acceptance of the terms of this Affirmation by delivering a written notice of revocation to John K. Stipancich, EVP, General Counsel at jstipancich@ropertech.com. The Affirmation shall be effective as of the eighth day after Employee signs the Affirmation (the “Effective Date of the Separation Date Affirmation”), provided that Employee has not revoked Employee’s acceptance during the time period provided in this paragraph.

(d)    Employee has carefully read and fully understands all of the provisions of this Affirmation which is written in a manner that Employee clearly understands.
(e)    Employee knowingly and voluntarily agrees to all of the terms in this Affirmation.

(f)    Employee knowingly and voluntarily intends to be legally bound by this Affirmation.
(g)    The Company is advising Employee in writing to consult with an attorney of Employee’s choice prior to signing this Affirmation.

EMPLOYEE REPRESENTS THAT EMPLOYEE: HAS READ THE TERMS OF THIS AFFIRMATION, HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AFFIRMATION WITH AN ATTORNEY, UNDERSTANDS THE CONTENTS HEREOF, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THIS AFFIRMATION AS EMPLOYEE’S OWN FREE ACT, AND WITH THE INTENTION OF RELEASING THE COMPANY FROM EACH AND EVERY CLAIM RELATING IN ANY WAY TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY (EXCEPT FOR THE CLAIMS EXPRESSLY NOT RELEASED AS SPECIFIED HEREIN) IN EXCHANGE FOR THE CONSIDERATION AND OTHER PROMISES CONTAINED IN THIS AGREEMENT.

Accepted and Agreed:

                                _____________________________
Robert Crisci                            Date